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                                 EXHIBIT 99.1
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FOR IMMEDIATE RELEASE

                      ITLA CAPITAL CORPORATION ANNOUNCES
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                           STOCK REPURCHASE PROGRAM
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La Jolla, California (April 14, 1997) - ITLA Capital Corporation announced today that its Board of Directors has approved a stock repurchase program of up to 5 percent of its outstanding shares, not to exceed $10 million over the next 18 months. Under this program, management may acquire, at its discretion, shares of outstanding common stock of the Company through purchases on the open market. President and Chief Executive Officer George Haligowski stated that: "The acquisition of shares under this program is an intelligent use of our capital resources which will benefit the Company and our shareholders. Repurchased shares may become treasury shares and will be utilized in the normal course of the Company's capital management activities. This program is not intended to affect the "well capitalized" regulatory designation of our principal operating subsidiary, Imperial Thrift and Loan Association." The Company's stock has traded between $14.00 and $17.25 per share over the past three months. As of December 31, 1996, the Company had $89.3 million of shareholder's equity and 7,824,000 shares of common stock outstanding.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995. This release contains forward-looking statements that are subject to risks, uncertainties, including, but not limited to, the impact of regional and national economic conditions, changes in the level of interest rates, credit risks of real estate lending activities, regulatory factors, changes in the market value of the Company's stock and the ability to repurchase such stock and other risks detailed from time to time in the Company's filings with the Security and Exchange Commission. These risks could cause the Company's actual results for 1997 and beyond and regulatory designations of its subsidiaries to differ materially from those expressed in any forward looking statements by, or on behalf of the Company.

ITLA Capital Corporation is the largest financial services company headquartered in San Diego County and is the parent company of Imperial Thrift and Loan Association, which has offices in California, Nevada, Washington, Colorado, and Arizona, with its headquarters in Glendale, California; and ITLA Funding Corporation, which operates offices in California, Illinois, New York, Texas and Florida with its headquarters in Encino, California.

For additional information, contact Michael A. Sicuro, Managing Director and Chief Financial Officer at (800) 927-2242.